Exhibit 99

                          Mallon Resources Corporation
                          999 18th Street, Suite 1700
                               Denver, CO 80202

April 4, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

    This will confirm that Mallon Resources Corporation (the "Company") has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the year ended December 31, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and that there was availability of national office consultation to conduct the relevant portions of the audit. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Sincerely,



Alfonso R. Lopez
Vice President--Finance